Exhibit 10.5

MASSEY ENERGY COMPANY

Incentive Award Agreement

THIS AGREEMENT dated as of the 14th day of November, 2005, between MASSEY ENERGY COMPANY, a Delaware Corporation (the “Company”) and              (“Participant”) is made pursuant and subject to the provisions of the Massey Energy Company 1999 Executive Performance Incentive Plan, as amended and restated effective November 30, 2000 (the “Plan”), a copy of which is attached. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Incentive Award. Pursuant to the Plan, the Company, on November 14, 2005 awarded to you, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, the opportunity to earn a bonus based on the satisfaction of the performance criteria set forth in Paragraph 3 below (“Incentive Award”).

2. Definitions.

(a) Earnout Period means the period from January 1, 2006 through December 31, 2008 (“Earnout Period”).

(b) Massey 2006-2008 EBITDA means the Company’s cumulative earnings before interest, taxes, depreciation and amortization, for the three fiscal years of the Company ending December 31, 2006, December 31, 2007, and December 31, 2008, all as confirmed by the Company’s Chief Financial Officer and the Chairman of the Compensation Committee (“Committee”); provided, however, that extraordinary, unusual or infrequently occurring events and transactions, may, in the sole discretion of the Committee, be excluded pursuant to the Plan in such determination.

3. Amount of Award. Subject to Paragraph 5 and except as provided in Paragraphs 4 and 6 below, your Incentive Award will be calculated under the amount and formula shown in column (b) below, based on satisfaction of the criteria set forth in column (a) below:

	(a) Massey 2006-2008 EBITDA	(b) Your Incentive Award
High Target
Middle Target
Low Target

If the Massey 2006-2008 EBITDA falls between any target amounts, the amount of your Incentive Award is calculated proportionately between the two nearest target levels. No Incentive Award will be paid if Massey 2006-2008 EBITDA is less than the low target of $             and no increase in the Incentive Award will be made for Massey 2006-2008 EBITDA above $            .

Your Incentive Award for the Earnout Period, to the extent earned, will be paid on or about March 31, 2009.

4. Death or Disability. If you die or become permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Permanently and Totally Disabled”) while in the employ of the Company or an Affiliate within the Earnout Period, you or your estate will be entitled to receive a pro rata portion of your Incentive Award, based on the portion of the Earnout Period elapsed prior to your death or becoming Permanently and Totally Disabled.

5. Forfeiture. Your right to receive an Incentive Award is forfeited if your employment with the Company and its Affiliates terminates during the Earnout Period for any reason other than on account of your death or becoming Permanently and Totally Disabled or as set forth in Paragraph 6 below.

6. Change in Control. Notwithstanding any other provision of this Agreement, your right to receive an Incentive Award shall be earned if your employment terminates within two years following a Change in Control that occurs during the Earnout Period.

7. Notice. Any notice or other communications given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:
By hand-delivery:	By mail:
Massey Energy Company	Massey Energy Company
Attention: General Counsel	Attention: General Counsel
4 North Fourth Street	P.O. Box 26765
Richmond, Virginia 23219	Richmond, Virginia 23261

If to the Participant:

8. Confidentiality. Participant agrees that this Agreement and the receipt of this Incentive Award are conditioned upon the Participant not disclosing the terms of this Agreement or the receipt of the Incentive Award to anyone other than Participant’s spouse, confidential financial advisor, or senior management of the Company prior to end of the Earnout Period. If Participant discloses such information to any person other than those named in the prior sentence, Participant agrees that this Incentive Award will be forfeited.

9. No Right to Continued Employment. This Agreement does not confer upon the Participant any right to continue in the employ of the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate such employment at any time.

10. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

11. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

12. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

13. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

MASSEY ENERGY COMPANY

By
Executive Vice President and Chief
Administrative Officer

Participant

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